                                                                  EXHIBIT 10.1


                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of March 2, 1998, by and between MORTON INDUSTRIAL GROUP, INC., a Georgia corporation ("Buyer"); GARY L. GEORGE, an individual resident of Northwood, Iowa ("Gary"); and GLORIA J. GEORGE, an individual resident of Northwood, Iowa ("Gloria").


                                    RECITALS

         Gary and Gloria (individually a "Seller", and collectively, the "Sellers") own the number of shares (the "Shares") of the common stock, no par value, of CARROLL GEORGE, INC., an Iowa corporation (the "Company"), set forth in Exhibit A attached. Sellers desire to sell, and Buyer desires to purchase, the Shares for the consideration and on the terms set forth in this Agreement.


                                    AGREEMENT

         The parties, intending to be legally bound, agree as follows:


         1.       SALE AND TRANSFER OF SHARES; CLOSING

         1.1 SHARES. Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer to Buyer, and Buyer will purchase from Sellers, the Shares.

         1.2 PURCHASE PRICE. The purchase price (the "Purchase Price") for each Share will be $750.00 reduced by any negative Adjustment Amount.

         1.3 CLOSING. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Buyer's counsel at 101 S.W. Adams Street, Suite 800, Peoria, Illinois, at 10:00 a.m. (local time) on March 25, 1998, or at such other time and place as the parties may mutually agree. Subject to the provisions of Section 8, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 1.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

         1.4      CLOSING OBLIGATIONS.  At the Closing:

         (a)      Sellers will deliver to Buyer:

                  (i) Certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;

                  (ii) Releases in the Form of Exhibit 1.4(a)(ii) executed by Sellers (collectively, "Sellers' Releases");





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                  (iii) Employment agreement in the form of Exhibit 1.4(a)(iii), executed by Gary ("Employment Agreement");

                  (iv) Noncompetition agreement in the form of Exhibit 1.4(a)(iv), executed by Gary (the "Noncompetition Agreement"); and

                  (v) A certificate executed by Sellers representing and warranting to Buyer that each of Sellers' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Schedules attached hereto that were delivered by Sellers to Buyer prior to the Closing Date in accordance with
Section 4.5).

         (b)      Buyer will deliver to Sellers:

                  (i) An aggregate of the funds shown on Exhibit A payable in the following amounts shown next to each Seller's name by bank cashier's or certified check or by wire transfer to accounts specified by Sellers.

                  (ii) A certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date;

                  (iii) The Employment Agreement, executed by the Company; and

                  (iv) The Noncompetition Agreement, executed by Buyer.

         (c) Without additional compensation, the Company shall assign to Gloria all its right, title and interest (including without limitation, the cash surrender value) in and to the life insurance policy or policies owned by the Company insuring the life of Gary.

         (d) The Company shall enter into a 5 year net lease with Suppliers, Inc. for the Company's south manufacturing plant premises at a rent of $1,000 per month in the form of the lease attached as Exhibit 1.4(d).

         (e) As soon as practicable after Closing, Buyer shall cause Norwest Bank Minnesota South, National Association, to release Gary from his personal guarantee of the Company's debt to said Bank.

         1.5 ADJUSTMENT AMOUNT. The Adjustment Amount will be (a) the consolidated stockholders' equity of the Acquired Companies as of the Closing Date determined in accordance with GAAP, minus (b) $4,700,000; and by dividing the result by (c) the number of Shares sold hereunder. The Adjustment Amount will be relevant to this Agreement only if it is a negative number.

         1.6      ADJUSTMENT PROCEDURE.

         (a) Sellers shall prepare and cause Bertram Cooper & Co. LLP, the Company's certified public accountants, at the Company's expense, to audit, within ninety (90) days following the Closing Date, consolidated financial statements ("Closing Financial Statements") of the Company as of the Closing Date and for the period from the date of the Balance Sheet through the Closing Date, including a computation of consolidated stockholders' equity as of the Closing Date. If within thirty (30) days following delivery of the Closing





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Financial Statements, Buyer has not given Sellers notice of its objection to the
Closing Financial Statements (such notice must contain a statement of the basis of Buyer's objection), then the consolidated stockholders' equity reflected in the Closing Financial Statements will be used in computing the Adjustment
Amount. If Buyer gives such notice of objection, then the issues in dispute will be submitted to McGladrey & Pullen, certified public accountants (the "Accountants"), for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its Subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants, (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties, and
(iii) Buyer and Sellers will each bear 50% of the fees of the Accountants for such determination.

         (b) On the tenth (10th) business day following the final determination of the Adjustment Amount, if the Purchase Price is less than the aggregate of the payments made pursuant to Section 1.4(b)(i), Sellers will pay the difference to Buyer. All payments will be made together with interest at 12% beginning on the Closing Date and ending on the date of payment. Payments must be made in immediately available funds. Payments to Buyer must be made by wire transfer to such bank account as Buyer will specify.

         2.       REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers represent and warrant to Buyer as follows:

         2.1      ORGANIZATION AND GOOD STANDING.

         (a) Schedule 2.1 contains a complete and accurate list of each Acquired Company of its name, its jurisdiction of incorporation, and other jurisdictions in which it is authorized to do business. Each Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

         (b) Sellers have delivered to Buyer copies of the Organizational Documents of each Acquired Company, as currently in effect, or allowed Buyer's representatives to examine the same.




         2.2      AUTHORITY; NO CONFLICT.




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         (a) This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Upon the execution and delivery by Sellers of the Employment Agreement, the Sellers' Releases, and the Noncompetition Agreement (collectively, the "Sellers' Closing Documents"), the Sellers' Closing Documents will constitute the legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform their obligations under this agreement and the Sellers' Closing Documents.

         (b) Except as set forth in Schedule 2.2, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                  (i) Contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Acquired Companies, or (B) any resolution adopted by the board of directors or the stockholders of any Acquired Company;

                  (ii) Contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company or either Seller, or any of the assets owned or used by any Acquired Company, may be subject;

                  (iii) Contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company;

                  (iv) Cause Buyer or any Acquired Company to become subject to, or to become liable for the payment of, any Tax;

                  (v) Cause any of the assets owned by any Acquired Company to be reassessed or revalued by any taxing authority or other Governmental Body;

                  (vi) Contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

                  (vii) Result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.

Except as set forth in Schedule 2.2, no Seller or Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         2.3 CAPITALIZATION. The authorized equity securities of the Company consists of 25,000 shares of common stock, no par value. Sellers are and will



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be on the Closing Date the record and beneficial owners and holders of the
Shares, free and clear of all Encumbrances. Schedule 2.3 lists the outstanding shares of the Company and the owners thereof. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act or any other Legal Requirement. No Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business.

         2.4 FINANCIAL STATEMENTS. Sellers have delivered to Buyer: (a) audited balance sheets of the Acquired Companies as at September 30 in each of the years 1994 through 1996, and the related audited statements of income and retained earnings, and cash flow for each of the fiscal years then ended, together with the report thereon of Bertram, Cooper & Co., independent certified public accountants, (b) an audited balance sheet of the Acquired Companies as at September 30, 1997 (including the notes thereto, the "Balance Sheet"), and the related audited statements of income and retained earnings, and cash flow for the fiscal year then ended, together with the report thereon of Bertram, Cooper & Co., independent certified public accountants, and (c) an unaudited balance sheet of the Acquired Companies as at December 26, 1997 (the "Interim Balance Sheet") and the related income statement for the three (3) months then ended. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Acquired Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that if presented would not differ materially from those included in the Balance Sheet); the financial statements referred to in this Section 2.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

         2.5 BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of the Acquired Companies, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether or not the Acquired Companies are subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of the Acquired Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Boards of Directors of the Acquired Companies, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Acquired Companies.





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         2.6 TITLE TO PROPERTIES; ENCUMBRANCES. Schedule 2.6 contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by any Acquired Company. Sellers have delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Acquired Companies acquired such real property an interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Sellers or the Acquired Companies and relating to such property or interests.
The Acquired Companies own (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by the Acquired Companies or reflected as owned in the books and records of the Acquired Companies, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in
Schedule 2.6 and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Acquired Companies since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Schedule 2.6. All material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of any Acquired Company, and (ii) easements, rights of way, zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned by the Acquired Companies lie wholly within the boundaries of the real property owned by the Acquired Companies and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

         2.7 CONDITION AND SUFFICIENCY OF ASSETS. The buildings, plants, structures, and equipment of the Acquired Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The



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building, plants, structures, and equipment of the Acquired Companies are sufficient for the continued conduct of the Acquired Companies' businesses after the Closing in substantially the same manner as conducted prior to the Closing.

         2.8 ACCOUNTS RECEIVABLE. All accounts receivable of the Acquired Companies that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Account Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety (90) days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any debtor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 2.8 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

         2.9 INVENTORY. All inventory of the Acquired Companies, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies.

         2.10 NO UNDISCLOSED LIABILITIES. Except as set forth in Schedule 2.10, the Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

         2.11     TAXES.

         (a) The Acquired Companies have filed or caused to be filed (on a timely basis since 1990) all Tax Returns that are or were required to be filed



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by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. The Acquired Companies have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or any Acquired Company, except such Taxes, if any, as are listed in Schedule 2.11 and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

         (b) The United States federal and state income Tax Returns of each Acquired Company subject to such Taxes have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through September 30, 1994. Schedule 2.11 contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Schedule 2.11, are being contested in good faith by appropriate proceedings. Schedule 2.11 describes all adjustments to the United States federal income Tax Returns filed by any Acquired Company or any group of corporations including any Acquired Company for all taxable years since 1990, and the resulting deficiencies proposed by the IRS. Except as described in
Schedule 2.11, no Seller or Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) or any statute of limitations relating to the payment of Taxes of any Acquired Company or for which any Acquired Company may be liable.

         (c) The charges, accruals, and reserves with respect to Taxes on the respective books of each Acquired Company are adequate (determined in accordance with GAAP) and are at least equal to that Acquired Company's liability for Taxes. There exists no proposed tax assessment against any Acquired Company except as disclosed in the Balance Sheet or in Schedule 2.11. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held, acquired, or to be acquired by any Acquired Company. All Taxes that any Acquired Company is or was required by Legal Requirements to withhold or collect have been fully withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

         (d) All Tax Returns filed by (or that include on a consolidated basis) any Acquired Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by any Acquired Company after the date of this Agreement.

         2.12 NO MATERIAL ADVERSE CHANGE. Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of any Acquired Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

         2.13     EMPLOYEE BENEFITS.

         (a) As used in this Section 2.13, the following terms have the meanings set forth below.



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         "Company Other Benefit Obligation" means an Other Benefit Obligation owed, adopted, or followed by an Acquired Company or an ERISA Affiliate of an Acquired Company.

         "Company Plan" means all Plans of which an Acquired Company or an ERISA Affiliate of an Acquired Company is or was a Plan Sponsor, or to which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise contributes or has contributed, or in which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

         "Company VEBA" means a VEBA whose members include employees of any Acquired Company or any ERISA Affiliate of an Acquired Company.

         "ERISA Affiliate" means, with respect to an Acquired Company, any other person that, together with the Company, would be treated as a single employer under Code Section 414.

         "Multi-Employer Plan" has the meaning given in ERISA Section  3(37)(A).

         "Other Benefit Obligations" means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of Code Section 132.

         "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

         "Pension Plan" has the meaning given in ERISA Section 3(2)(A).

         "Plan" has the meaning given in ERISA Section 3(3).

         "Plan Sponsor" has the meaning given in ERISA Section 3(16)(B).

         "Qualified Plan" means any Plan that meets or purports to meet the requirements or Code Section 401(a).

         "Title IV Plans" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. Section 1301 et seq., other than Multi-Employer Plans.

         "VEBA" means a voluntary employees' beneficiary association under Code
Section 501(c)(9).

         "Welfare Plan" has the meaning given in ERISA Section 3(1).

         (b) (i) Schedule 2.13(i) contains a complete and accurate list of all Company Plans, Company Other Benefit Obligations, and Company VEBAs, and



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identifies as such all Company Plans that are (A) defined benefit Pension Plans,
(B) Qualified Plans, (C) Title IV Plans, or (D) Multi-Employer Plans.

                  (ii) Schedule 2.13(ii) contains a complete and accurate list of (A) all ERISA Affiliates of each Acquired Company, and (B) all Plans of which any such ERISA Affiliate is or was a Plan Sponsor, in which any such ERISA Affiliate participates or has participated, or to which any such ERISA Affiliate contributes or has contributed.

                  (iii) Schedule 2.13(iii) sets forth, for each Multi-Employer Plan, as of its last valuation date, the amount of potential withdrawal liability of the Acquired Companies and the Acquired Companies' other ERISA Affiliates, calculated according to information made available pursuant to ERISA
Section 4221(e).

                  (iv) Schedule 2.13(iv) sets forth a calculation of the liability of the Acquired Companies for post-retirement benefits other than pensions, made in accordance with Financial Accounting Statement 106 of the Financial Accounting Standards Board, regardless of whether any Acquired Company is required by this Statement to disclose such information.

                  (v) Schedule 2.13(v) sets forth the financial cost of all obligations owed under any Company Plan or Company Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA.

         (c) Sellers have delivered or made available to Buyer:

                  (i) All documents that set forth the terms of each Company Plan, Company Other Benefit Obligation, or Company VEBA and of any related trust, including (A) all plan descriptions and summary plan descriptions of Company Plans for which Sellers or the Acquired Companies are required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans, Company Other Benefit Obligations, and Company VEBAs for which a plan description or summary plan description is not required;

                  (ii) All personnel, payroll, and employment manuals and policies;

                  (iii) All collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Acquired Companies and the ERISA Affiliates of the Acquired Companies, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

                  (iv) A written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;

                  (v) All registration statements filed with respect to any Company Plan;

                  (vi) All insurance policies purchased by or to provide benefits under any Company Plan;



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                  (vii) All contracts with third party administrators,
actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

                  (viii) All reports submitted within the four (4) years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

                  (ix) All notifications to employees of their rights under ERISA Section 601 et seq. and Code Section 4980B;

                  (x) The Form 5500 filed in each of the most recent three (3) plan years, including all schedules thereto and the opinions of independent accountants;

                  (xi) All notices that were given by an Acquired Company or any ERISA Affiliate of an Acquired Company or any Company Plan to the IRS, the PBGC, or any participant or beneficiary, pursuant to statute, within the four (4) years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 2.13;

                  (xii) All notices that were given by the IRS, the PBGC, or the Department of Labor to any Acquired Company, any ERISA Affiliate of an Acquired Company, or any Company Plan within the four (4) years preceding the date of this Agreement;

                  (xiii) With respect to Qualified Plans and VEBAs, the most recent determination letter for each Plan of the Acquired Companies that is a Qualified plan; and

                  (xiv) With respect to Title IV Plans, the Form PBGC-1 filed for each of the three (3) most recent plan years.

         (d)      Except as set forth in Schedule 2.13(vi):

                  (i) The Acquired Companies have performed all of their respective obligations under all Company Plans, Company Other Benefit Obligations, and Company VEBAs. The Acquired Companies have made appropriate entries in their financial records and statements for all obligations and liabilities under such Plans, VEBAs, an Other Benefit Obligations that have accrued but are not due.

                  (ii) No statement, either written or oral, has been made by any Acquired Company to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have an adverse economic consequence to any Acquired Company or to Buyer.

                  (iii) The Acquired Companies, with respect to all Company Plans, Company Other Benefits Obligations, and Company VEBAs, are, and each Company Plan, Company Other Benefit Obligation, and Company VEBA is, in full compliance with ERISA, the Code, and other applicable Laws including the provisions of such Laws expressly mentioned in this Section 2.13, and with any applicable collective bargaining agreement.

                           (A) No transaction prohibited by ERISA Section 406
and no "prohibited transaction" under Code Section 4975(c) have occurred with respect to any Company Plan.

                           (B) No Seller or acquired Company has any liability
to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the Code.

                           (C) No Seller or Acquired Company has any liability
to the PBGC with respect to any Plan or has any liability under ERISA Section 502 or Section 4071.

                           (D) All filings required by ERISA and the Code as to
each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the Code have been timely provided.

                           (E) All contributions and payments made or accrued
with respect to all Company Plans, Company Other Benefit Obligations, and Company VEBAs are deductible under Code Section 162 or Section 404. No amount, or any asset of any Company Plan or Company VEBA, is subject to tax as unrelated business taxable income.

                  (iv) Each Company Plan can be terminated within thirty (30) days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan.

                  (v) Since January 1, 1997, there has been no establishment or amendment of any Company Plan, Company VEBA, or Company Other Benefit Obligation.

                  (vi) No event has occurred or circumstance exists that could result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.

                  (vii) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan, Company Other Benefit Obligation, or Company VEBA is pending or, to Sellers' Knowledge, is threatened.

                  (viii) No Company Plan is a stock bonus, pension, or profit-sharing plan within the meaning of Code Section 401(a).

                  (ix) Each Qualified Plan of each Acquired Company is qualified in form and operation under Code Section 401(a); each trust for each such Plan is exempt from federal income tax under Code Section 501(a). Each Company
VEBA is exempt from federal income tax. No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

                  (x) Each Acquired Company and each ERISA Affiliate of an Acquired Company has met the minimum funding standard, and has made all contributions required, under ERISA Section 302 and Code Section 402.

                  (xi) No Company Plan is subject to Title IV of ERISA.

                  (xii) The Acquired Companies have paid all amounts due to PBGC pursuant to ERISA Section 4007.

                  (xiii) No Acquired Company or any ERISA Affiliate of an Acquired Company has ceased operations of any facility or has withdrawn from any Title IV Plan in a manner that would subject to any entity or Sellers to liability under ERISA Section 4062(e), Section 4063, or Section 4064.

                  (xiv) No Acquired Company or any ERISA Affiliate of an Acquired Company has filed a notice of intent to terminate any Plan or has adopted any amendment to treat a Plan as terminated. The PBGC has not instituted proceedings to treat any Company Plan as terminated. No event has occurred or circumstance exists that may constitute grounds under ERISA Section 4042 for the termination of, or the appointment of a trustee to administer, any Company Plan.

                  (xv) No amendment has been made, or is reasonably expected to be made, to any Plan that has required or could require the provision of security under ERISA Section 307 or Code Section 401(a)(29).

                  (xvi) No accumulated funding deficiency, whether or not waived, exists with respect to any Company Plan; no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan.

                  (xvii) The actuarial report for each Pension Plan of each Acquired Company and each ERISA Affiliate of each Acquired Company fairly presents the financial condition and the results of operations of each such Plan in accordance with GAAP.

                  (xviii) Since the last valuation date for each Pension Plan of each Acquired Company and each ERISA Affiliate of an Acquired Company, no event has occurred or circumstance exists that would increase the amount of benefits under any such Plan or that would cause the excess of Plan assets over benefit liabilities (as defined in ERISA Section 4001) to decrease, or the amount by which benefit liabilities exceed assets to increase.

                  (xix) No reportable event (as defined in ERISA Section 4043) and in regulations issued thereunder) has occurred.

                  (xx) No Seller or Acquired Company has Knowledge of any facts or circumstances that may give rise to any liability of any Seller, any Acquired Company, or Buyer to the PBGC under Title IV of ERISA.

                  (xxi) No Acquired Company or any ERISA Affiliate of an Acquired Company has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multi-Employer Plan.

                  (xxii) No Acquired Company or any ERISA Affiliate of an Acquired Company has withdrawn from any Multi-Employer Plan with respect to which there is any outstanding liability as of the date of this Agreement. No event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from, or the participation, termination, reorganization, or insolvency of, any Multi-Employer Plan that could result in any liability of either any acquired Company or Buyer to a Multi-Employer Plan.

                  (xxiii) No Acquired Company or any ERISA Affiliate of an Acquired Company has received notice from any Multi-Employer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such Plan intends to terminate or has terminated.

                  (xxiv) No Multi-Employer Plan to which any Acquired Company or any ERISA Affiliate of any Acquired Company contributes or has contributed is a party to any pending merger or asset or liability transfer or is subject to any proceeding brought by the PBGC.

                  (xxv) Except to the extent required under ERISA Section 601 et seq. and Code Section 4980B, no Acquired Company provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

                  (xxvi) Each Acquired Company has the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees.

                  (xxvii) Sellers and all Acquired Companies have complied with the provisions of ERISA Section 601 et seq. and Code Section 4980B.

                  (xxviii) No payment that is owed or may become due to any director, officer, employee, or agent of any Acquired Company will be non-deductible to the Acquired Companies or subject to tax under Code Section 280G or Section 4999; nor will any Acquired Company be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

                  (xxix) The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.

         2.14     COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL
AUTHORIZATIONS.

         (a)      Except as set forth in Schedule 2.14:

                  (i) Each Acquired Company is, and at all times since December 31, 1992, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                  (ii) No event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by an Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                  (iii) No Acquired Company has received, at any time since December 31, 1992, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

         (b) Schedule 2.14 contains a complete and accurate list of each Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, any Acquired Company. Each Governmental Authorization listed or required to be listed in Schedule 2.14 is valid and in full force and effect. Except as set forth in Schedule 2.14:

                  (i) Each Acquired Company is, and at all times since December 31, 1992, has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in
Schedule 2.14;

                  (ii) No event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 2.14, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 2.14;

                  (iii) No Acquired Company has received, at any time since December 31, 1992, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                  (iv) All applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in
Schedule 2.14 have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Schedule 2.14 collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the

Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.

         2.15     LEGAL PROCEEDINGS; ORDERS.

         (a)      Except as set forth in Schedule 2.15, there is no pending
Proceeding:

                  (i) That has been commenced by or against any Acquired Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any Acquired Company; or

                  (ii) That challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Sellers and the Acquired Companies, (1) no such Proceeding has been threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in
Schedule 2.15.

         The Proceedings listed in Schedule 2.15 will not have a material adverse effect on the business, operations, assets, condition, or prospects of any Acquired Company.

         (b)      Except as set forth in Schedule 2.15:

                  (i) There is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject;

                  (ii) None of Sellers is subject to any Order that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

                  (iii) To the Knowledge of Sellers and the Acquired Companies, no officer, director, agent, or employee of any Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.

         (c)      Except as set forth in Schedule 2.15:

                  (i) Each Acquired Company is, and at all times since December 31, 1992, has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                  (ii) No event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject; and

                  (iii) No Acquired Company has received, at any time since December 31, 1992, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by an Acquired Company, is or has been subject.

         2.16 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in
Schedule 2.16, since the date of the Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

         (a) Change in any Acquired Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

         (b) Amendment to the Organizational Documents of any Acquired Company;

         (c) Payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

         (d) Adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

         (e) Damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Companies, taken as a whole;

         (f) Entry into, termination of, or receipt of notice of termination of
(i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by any Acquired Company of at least $50,000;

         (g) Sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of any Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

         (h) Cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of $50,000;

         (i) Material change in the accounting methods used by any Acquired Company; or

         (j) Agreement, whether oral or written, by any Acquired Company to do any of the foregoing.

         2.17     CONTRACTS; NO DEFAULTS.

         (a) Schedule 2.17(a) contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of:

                  (i) Each Applicable Contract that involves performance of services or delivery of goods or materials by any Acquired Company of an amount or value in excess of $50,000;

                  (ii) Each Applicable Contract that involves performance of services or delivery of goods or materials to any Acquired Company of an amount or value in excess of $50,000;

                  (iii) Each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of any Acquired Company in excess of $50,000;

                  (iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one (1)
year);

                  (v) Each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                  (vi) Each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees relating to wages, hours, and other conditions of employment;

                  (vii) Each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;

                  (viii) Each Applicable Contract containing covenants that in any way purport to restrict any Acquired Company's business activity or limit the freedom of any Acquired Company to engage in any line of business or to compete with any Person;

                  (ix) Each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                  (x) Each power of attorney that is currently effective and outstanding;

                  (xi) Each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Acquired Company to be responsible for consequential damages;

                  (xii) Each Applicable Contract for capital expenditures in excess of $10,000;

                  (xiii) Each written warranty, guaranty, and/or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business; and

                  (xiv) Each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

         (b)      Except as set forth in Schedule 2.17(b):

                  (i) None of the Sellers has or may acquire any rights under, and none of the Sellers has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

                  (ii) To the Knowledge of Sellers and the Acquired Companies, no officer, director, agent, employee, consultant, or contractor of any Acquired Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of any Acquired Company, or (B) assign to any Acquired Company or to any other Person any rights to any invention, improvement, or discovery.

         (c)      Except as set forth in Schedule 2.17(c):

                  (i) Each Contract identified or required to be identified in
Schedule 2.17(a) is in full force and effect and is valid and enforceable in accordance with its terms; and

                  (ii) No Contract identified or required to be identified in
Schedule 2.17(a) contains any term or requirement that is unreasonable, extraordinary, or not customary in the industries in which the Acquired Companies operate.

         (d)      Except as set forth in Schedule 2.17(d):

                  (i) Each Acquired Company is, and at all times since December 31, 1992, has been, in full compliance with all applicable terms and requirements of each Contract under which such Acquired Company has or had any obligation or liability or by which such Acquired Company or any of the assets owned or sued by such Acquired Company is or was bound;

                  (ii) Each other Person that has or had any obligation or liability under any Contract under which an Acquired Company has or had any rights is, and at all times since December 31, 1992, has been, in full compliance with all applicable terms and requirements of such Contract;

                  (iii) No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                  (iv) No Acquired Company has given to or received from any other Person, at any time since December 31, 1992, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

         (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

         (f) The Contracts relating to the sale, design, manufacture, or provision of products or services by the Acquired Companies have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

         2.18     INSURANCE.

         (a)      Sellers have delivered to Buyer:

                  (i) True and complete copies of all policies of insurance to which any Acquired Company is a party or under which any Acquired Company, or any director of any Acquired Company is covered; and

                  (ii) True and complete copies of all pending applications for policies of insurance; and

                  (iii) Any statement by the auditor of any Acquired Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

         (b)      Schedule 2.18(b) describes:

                  (i) Any self-insurance arrangement by or affecting any Acquired Company, including any reserves established thereunder;

                  (ii) Any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by any Acquired Company; and

                  (iii) All obligations of the Acquired Companies to provide coverage to third parties (for example, under leases or service agreements) and identifies the policy under which such coverage is provided.

         (c) Schedule 2.18(c) sets forth, by year, for the current policy year;

                  (i)  A summary of the loss experience under each policy;

                  (ii) A statement describing each claim under an insurance policy for an amount in excess of $10,000, which sets forth:

                       (A) The name of the claimant;

                       (B) A description of the policy by insurer, type of insurance, and period of coverage; and

                       (C) The amount and a brief description of the claim; and

                  (iii) A statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

         (d)      Except as set forth on Schedule 2.18(d):

                  (i) All policies to which any Acquired Company is a party or that provide coverage to any Acquired Company or director thereof:

                       (A) Are valid, outstanding, and enforceable;

                       (B) Are issued by an insurer that is financially sound and reputable;

                       (C) Taken together, provide adequate insurance coverage for the assets and the operations of the Acquired Companies for all risks to which the Acquired Companies are normally exposed;

                       (D) Are sufficient for compliance with all Legal Requirements and Contracts to which any Acquired Company is a party or by which any of them is bound; and

                       (E) Will continue in full force and effect following the consummation of the Contemplated Transactions.

                  (ii) No Seller or Acquired Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                  (iii) The Acquired Companies have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any Acquired Company is a party or that provides coverage to any Acquired Company or director thereof.

                  (iv) The Acquired Companies have given notice to the insurer of all claims that may be insured thereby.

         2.19     ENVIRONMENTAL MATTERS.  Except as set forth in Schedule 2.19:

         (a) Each Acquired Company is, and at all times prior to the date hereof has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. No Seller or Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Sellers, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

         (b) There are no pending or, to the Knowledge of Sellers and the Acquired Companies, threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has or had an interest.

         (c) No Seller or Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any Order, notice, communications, inquiry, warning, citation, summons, directive, or any other indication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or any Acquired Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Sellers, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

         (d) No Seller or Acquired Company, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or, to the Knowledge of Sellers and the Acquired Companies, with respect to any other properties and assets (whether real, personal, or mixed) in which Sellers or any Acquired Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

         (e) There are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. No Seller, Acquired Company, any other Person for whose conduct they are or may be held responsible, or to the Knowledge of Sellers and the Acquired Companies, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has or had an interest except in full compliance with all applicable Environmental Laws.

         (f) There has been no Release or, to the Knowledge of Sellers and the Acquired Companies, threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has or had an interest, or to the Knowledge of Sellers and the Acquired Companies any geologically or hydrologically adjoining property, whether by Sellers, any Acquired Company, or any other Person.

         (g) Sellers have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Sellers, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

         2.20     EMPLOYEES.

         (a) Schedule 2.20 contains a complete and accurate list of the following information for each employee or director of the Acquired Companies, including each employee on leave of absence or layoff status: name; employee number; beginning date; department; and current compensation paid or payable.

         (b) No former or current employee or current or former director of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or director and any other entity or person ("Proprietary Rights Agreement") that in any way adversely affected, affects, or will affect (i) the performance of his duties as an employee or director of the Acquired Companies, or (ii) the ability of any Acquired Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Acquired Companies by any such employee or director. To Sellers' Knowledge, no director, officer, or other key employee of any Acquired Company intends to terminate his employment with such Acquired Company.

         (c) No retired employee or director of the Acquired Companies, or their dependents, are receiving benefits or scheduled to receive benefits in the future.

         2.21 LABOR DISPUTES; COMPLIANCE. Since December 31, 1992, no Acquired Company has been or is a party to any collective bargaining or other labor Contract. Since December 31, 1992, there has not been, there is not presently pending or existing, and there is not threatened any strike, slowdown, picketing, work stoppage, labor arbitration or proceeding in respect of the grievance of any employee, application or complaint filed by an employee or union with the National Labor Relations Board or any comparable Governmental Body, organizational activity, or other labor dispute against or affecting any of the Acquired Companies or their premises, and no application for certification of a collective bargaining agent is pending or is threatened. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. This is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company. Each Acquired Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. No Acquired Company is liable for the payment of any taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

         2.22     INTELLECTUAL PROPERTY.

         (a) Intellectual Property Assets -- The term "Intellectual Property Assets" includes:

                  (i) The name Carroll George, Inc., all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

                  (ii) All patents and patent applications (collectively, "Patents");

                  (iii) All copyrights in both published works and unpublished works that are material to the Acquired Companies' businesses (collectively, "Copyrights");

                  (iv) All rights in mask works (collectively, "Rights in Mask Works"); and

                  (v) All know-how, trade secrets, confidential information, software, technical information, process technology, plans, drawings, and blueprints (collectively, "Trade Secrets"); owned, used, or licensed by any Acquired Company as licensee or licensor.

         (b) Agreements -- Schedule 2.22(b) contains a complete and accurate list and summary description, including any royalties paid or received by the Acquired Companies, of all agreements relating to the Intellectual Property Assets to which any Acquired

Company is a party or by which any Acquired Company is bound, except for any license implied by the sale of a product and common software programs with a value of less than $1,000. There are no outstanding and, to Sellers' Knowledge, no threatened disputes or disagreements with respect to any such agreement.

         (c) Know-How Necessary for the Business -- Except as otherwise described in Schedule 2.22(c):

                  (i) The Intellectual Property Assets are all those necessary for the operation of the Acquired Companies' businesses as they are currently conducted. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

                  (ii) All employees of each Acquired Company have executed written agreements with one or more of the Acquired Companies that assign to one or more of the Acquired Companies all rights to any inventions, improvements, discoveries, or information relating to the business of any Acquired Company. No employee of any Acquired Company has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Acquired Companies.

         (d)      Patents

                  (i) Schedule 2.22(d) contains a complete and accurate list and summary description of all Patents. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.

                  (ii) All of the Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

                  (iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposing proceeding. To Sellers' Knowledge, there is no potentially interfering patent or patent application of any third party.

                  (iv) No Patent is infringed or, to Sellers' Knowledge, has been challenged or threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by any Acquired Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

         (e)      Trademarks

                  (i) Schedule 2.22(e) contains a complete and accurate list and summary description of all Marks. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                  (ii) Except as otherwise set forth in Schedule 2.22(e) all Marks have been registered with the United States Patent and Trademark Office and are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

                  (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Sellers' Knowledge, no such action is threatened with respect to any of the Marks.

                  (iv) To Sellers' Knowledge, there is no potentially interfering trademark or trademark application of any third party.

                  (v) No Mark is infringed or, to Sellers' Knowledge, has been challenged or threatened in any way. None of the Marks used by any Acquired Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

         (f)      Copyrights

                  (i) Schedule 2.22(f) contains a complete and accurate list and summary description of all Copyrights. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                  (ii) Except as otherwise set forth in Schedule 2.22(f), all Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.

                  (iii) No Copyright is infringed or, to Sellers' Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party.

         (g)      Trade Secrets

                  (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special knowledge or memory of others.

                  (ii) Sellers and the Acquired Companies have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

                  (iii) One or more of the Acquired Companies has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Sellers' Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Acquired Companies) or to the detriment of the Acquired Companies. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

         2.23 CERTAIN PAYMENTS. Since December 31, 1992, no Acquired Company or director, officer, agent, or employee of any Acquired Company, or to Sellers' Knowledge any other Person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any affiliate of an Acquired Company, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

         2.24     DISCLOSURE.

         (a) No representation or warranty of Sellers in this Agreement and no statement in the underlined schedules omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

         (b) No notice given pursuant to Section 4.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

         (c) There is no fact known to any Seller that has specific application to any Seller or any Acquired Company (other than general economic or industry conditions) and that materially adversely affects the assets, business, prospects, financial condition, or results of operations of the Acquired Companies (on a consolidated basis) that has not been set forth in this Agreement or the underlined schedules.

         2.25     RELATIONSHIPS WITH RELATED PERSONS. Except as set forth in
Schedule 2.25, no Seller or any Related Person of Sellers or of any Acquired Company has, or since December 31, 1995 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies' businesses. No Seller or any Related Person of Sellers or of any Acquired Company owns, or since December 31, 1995 has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (i) had business dealings or a material financial interest in any transaction with any Acquired Company, or
(ii) engaged in competition with any Acquired Company with respect to any line of the products or services of such Acquired Company (a "Competing Business") in any market presently served by such Acquired Company. Except as set forth in
Schedule 2.25, no Seller or any Related Person of Sellers or of any Acquired Company is a party to any Contract with, or has any claim or right against, any Acquired Company.

         2.26 BROKERS OR FINDERS. Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         3.       REPRESENTATIONS AND WARRANTIES OF BUYER

         3.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia.

         3.2      AUTHORITY; NO CONFLICT.

         (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Employment Agreement and the Noncompetition Agreement (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

         (b) Except as set forth in Schedule 3.2, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                  (i)      Any provision of Buyer's Organizational Documents;

                  (ii) Any resolution adopted by the board of directors or the stockholders of Buyer;

                  (iii) Any Legal Requirement or Order to which Buyer may be subject; or

                  (iv) Any Contract to which Buyer is a party or by which Buyer may be bound.

Except as set forth in Schedule 3.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         3.3 INVESTMENT INTENT. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

         3.4 CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with,, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been threatened.

         3.5 BROKERS OR FINDERS. Buyer and its officers an agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by and through Buyer as a result of the action of Buyer or its officers or agents.

         4.       COVENANTS OF SELLERS PRIOR TO CLOSING DATE

         4.1 ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company and its Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access to each Acquired Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data,
(b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

         4.2 OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES. Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company to:

         (a) Conduct the business of such Acquired Company only in the Ordinary Course of Business;

         (b) Use their Best Efforts to preserve intact the current business organization of such Acquired Company, keep available the services of the current officers, employees and agents of such Acquired Company, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company;

         (c) Confer with Buyer concerning operational matters of a material nature; and

         (d) Otherwise report periodically to Buyer concerning the status of the business, operations, and finances of such Acquired Company.

         4.3 NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause each Acquired Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 2.16 is likely to occur.

         4.4 REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, Sellers will, and will cause each Acquired Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions [(including all filings under the HSR
Act)]. Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 3.2.

         4.5 NOTIFICATION. Between the date of this Agreement and the Closing Date, each Seller will promptly notify Buyer in writing if such Seller or any Acquired Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Sellers' representations and warranties as of the date of this Agreement, or if such Seller or any Acquired Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the underlined schedules if the schedules were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to the underlined schedules specifying such change. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this Section 4 or of the occurrence of any event that may make the satisfaction of the conditions in Section 6 impossible or unlikely.

         4.6 PAYMENT OF INDEBTEDNESS BY RELATED PERSONS. Except as expressly provided in this Agreement, Sellers will cause all indebtedness of any Related Person to any Acquired Company to be paid in full prior to Closing.

         4.7 NO NEGOTIATION. Until such time, if any, as this Agreement is terminated pursuant to Section 8, Sellers will not, and will cause each Acquired Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of any Acquired Company, or any of the capital stock of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving any Acquired Company.

         4.8 BEST EFFORTS. Between the date of this Agreement and the Closing Date, Sellers will use their Best Efforts to cause the conditions in Sections 6 and 7 to be satisfied.

         5.       COVENANTS OF BUYER

         5.1 APPROVALS OF GOVERNMENTAL BODIES. As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions [(including all filings under the HSR Act)]. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Sellers in obtaining all consents identified in Schedule 2.2; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

         5.2 BEST EFFORTS. Except as set forth in the proviso to Section 5.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 6 and 7 to be satisfied.

         5.3 CERTAIN KEY EMPLOYEES. Buyer represents to Sellers that it intends to cause the Company to maintain for a period of at least two (2) years following Closing, at a minimum of their current compensation schedules (with performance-warranted raises), the following employees which have been identified by Sellers as key employees of the Company:

                  Steve Bendickson
                  Laurie Sather, Engineering Manager
                  Teresa George, Purchasing Manager
                  Daniel George, Quality Control

This Section 5.3 with respect to continuity of employees shall be based upon performance only, and in the event Buyer, in its absolute discretion, determines performance to be unsatisfactory, this Section 5.3 shall not be construed to be an employment contract for the benefit of such employee or employees.

         5.4 MANUFACTURER'S REPRESENTATIVES. Buyer shall use its Best Efforts to cause the Company to enter into manufacturer's representative agreements with Jay Berwanger Inc. of Downers Grove, Illinois and Robert Birch of Algonquin, Illinois to assure continuity of representation; such agreements to be for a period of three (3) years with mutually agreeable options to extend.

         6.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

         Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part).

         6.1      ACCURACY OF REPRESENTATION.

         (a) All of Sellers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the underlined schedules.

         (b) Each of Sellers' representations and warranties in Sections 2.3, 2.4, 2.12, and 2.24 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the underlined schedules.

         6.2      SELLERS' PERFORMANCE.

         (a) All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

         (b) Each Seller must have delivered each of the documents required to be delivered by such Seller pursuant to Section 1.4, and each of the other covenants and obligations in Sections 4.4 and 4.8 must have been performed and complied with in all respects.

         6.3 CONSENTS. Each of the Consents identified in Schedule 2.2 must have been obtained and must be in full force and effect.

         6.4 ADDITIONAL DOCUMENTS. Sellers must have caused the following documents to be delivered to Buyer:

         (a) An opinion of John H. Greve, dated the Closing Date, in the form of Exhibit 6.4(a);

         (b) Such other documents as Buyer may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in
Section 7.4(a), (ii) evidencing the accuracy of any of Sellers' representations and warranties, (iii) evidencing the performance by either Seller of, or the compliance by either Seller with, any covenant or obligation required to be performed or complied with by such Seller, (iv) evidencing the satisfaction of any condition referred to in this Section 6, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

         6.5 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or threatened against Buyer, or against any Person affiliated with Buyer, an Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

         6.6 NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS. There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

         6.7 NO PROHIBITION. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

         6.8 OTHER SHARES. Buyer shall have entered into binding agreements with the shareholders of the Company other than Sellers to acquire not less than 3,000 of the remaining 3,120 outstanding shares of the Company at a price of not more than $750 per share.

         7.       CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

         Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

         7.1 ACCURACY OF REPRESENTATIONS. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         7.2      BUYER'S PERFORMANCE.

         (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

         (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 1.4 and must have made the cash payments required to be made by Buyer pursuant to Sections 1.4(b)(i) and 1.4(b)(ii).

         7.3 CONSENTS. Each of the Consents identified in Schedule 2.2 must have been obtained and must be in full force and effect.

         7.4 ADDITIONAL DOCUMENTS. Buyer must have caused the following documents to be delivered to Sellers:

         (a) An opinion of Husch & Eppenberger, dated the Closing Date, in the Form of Exhibit 7.4; and

         (b) Such other documents as Sellers may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in
Section 6.4(a), (ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iv) evidencing the satisfaction of any condition referred to in this Section 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

         7.5 NO INJUNCTION. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

         8.       TERMINATION

         8.1 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

         (a) By either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

         (b) (i) By Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or

                  (ii) By Sellers, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

         (c)      By mutual consent of Buyer and Sellers; or

         (d) By either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 31, 1998, or such later date as the parties may agree upon.

         8.2      EFFECT OF TERMINATION. Each party's right of termination under
Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 10.1 and 10.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

         9.       INDEMNIFICATION; REMEDIES

         9.1 SURVIVAL. All representations, warranties, covenants, and obligations in this Agreement, the schedules, the supplements to the schedules, and any other certificate or document delivered pursuant to this Agreement will survive the Closing; the right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants, and obligations.

         9.2 INDEMNIFICATION AND REIMBURSEMENT BY SELLERS - GENERALLY. Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Acquired Companies, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons"), and will reimburse the Indemnified Persons, for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising from or in connection with:

         (a) Any Breach of any representation or warranty made by Sellers in this Agreement (without giving effect to any supplement to the schedules), the schedules, the supplements to the schedules, the certificate delivered pursuant to Section 1.4(a)(v) (for this purpose, that certificate will be deemed to have stated that Sellers' representations and warranties in this agreement are accurate as of the Closing Date as if made on the Closing Date without giving effect to any supplement to the schedules, unless the certificate expressly stated that the matters disclosed in a supplement have caused the condition specified in Section 6.1 not to be satisfied), or any other certificate or document delivered by Sellers pursuant to this Agreement;

         (b) Any breach by any Seller of any covenant or obligation of such Seller in this Agreement;

         (c) Any product shipped or manufactured by, or any services provided by, any Acquired Company prior to the Closing Date; or

         (d) Any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

         9.3 INDEMNIFICATION AND REIMBURSEMENT BY SELLERS -- ENVIRONMENTAL MATTERS. In addition to the provisions of Section 9.2, Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Acquired Companies, and the other Indemnified Persons, and will reimburse Buyer, the Acquired Companies, and the other Indemnified Persons, and will reimburse Buyer, the Acquired Companies, and any other Indemnified Person, for any Damages (including costs of cleanup, containment, or other remediation) arising from or in connection with:

         (a) Any Environmental, Health, and Safety Liabilities arising out of or relating to: (i)(A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Sellers or any Acquired Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or
(ii)(A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Sellers or any Acquired Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by Sellers or any Acquired Company or by any other Person for whose conduct they are or may be held responsible; or

         (b) Any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Sellers or any Acquired Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Acquired Companies prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by Sellers or any Acquired Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

Buyer will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 9.3. The procedure described in Section 9.9 will apply to any claim solely for monetary damages relating to a matter covered by this Section 9.3.

         9.4 INDEMNIFICATION AND REIMBURSEMENT BY BUYER. Buyer will indemnify and hold harmless Sellers, and will reimburse Sellers, for any Damages arising from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, (c) any liability of the Company disclosed in this Agreement which has been personally guaranteed by a Seller or the Sellers, or (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

         9.5 TIME LIMITATIONS. If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 2.3,

2.11, and 2.13, unless on or before three (3) years after Closing Sellers are given notice of claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Section 2.3, 2.11, or 2.13, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before three
(3) years after Closing Buyer is given notice of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

         9.6 LIMITATIONS ON AMOUNT -- SELLERS. Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in Sections 9.2 and 9.3 until the total of all Damages with respect to such matters exceeds $50,000, and then only for fifty (50%) percent of the amount by which such Damages exceed $50,000 up to a maximum Sellers' liability of $500,000. However, this Section 9.6 will not apply to any Breach of any of Sellers' representations and warranties of which any Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by any Seller of any covenant or obligation, and Sellers will be jointly and severally liable for all Damages with respect to such Breaches.

         9.7 LIMITATIONS ON AMOUNT -- BUYER. Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or (b) of Section 9.4 until the total of all Damages with respect to such matters exceeds $50,000, and then only for the amount by which such Damages exceed $50,000. However, this Section 9.7 will not apply to any Breach of any of Buyer's representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches.

         9.8 RIGHT OF SET-OFF. Upon notice to Sellers specifying in reasonable detail the basis for such set-off, Buyer may set off any amount to which it may be entitled under this section against amounts otherwise payable under the Noncompetition Agreement. The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default or nonperformance by Buyer under the Noncompetition Agreement if promptly remedied by Buyer after a final, nonappealable determination that such set-off was not justified. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

         9.9      PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS.

         (a) Promptly after receipt by an indemnified party under Section 9.2, 9.4, or (to the extent provided in the last sentence of Section 9.3)
Section 9.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

         (b) If any Proceeding referred to in Section 9.9(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 9 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnifying party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and indemnifying party does not, within ten (10) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

         (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

         (d) Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such claim anywhere in the world.

         9.10 PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

         10.      GENERAL PROVISIONS

         10.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Sellers will cause the Acquired Companies not to incur any out-of-pocket expenses in connection with this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

         10.2 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Sellers shall, and shall cause the Acquired Companies to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the Acquired Companies' employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

         10.3 CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Acquired Companies to maintain in confidence, and not use to the detriment of another party or an Acquired Company any written, oral, or other information obtained in confidence from another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party,
(b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

         If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Sellers waive, and will upon Buyer's request cause the Acquired Companies to waive, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Acquired Companies except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.

         10.4 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by first class mail, postage prepaid, or (c) when received by the addressee, if sent by a national recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

         Sellers:          c/o Gary George
                           208 North Tenth
                           Northwood, IA  50459
                           Telecopy No. (515) 324-1231

         With a Copy to:   John H. Greve
                           736 Central Avenue
                           Northwood, IA  50459
                           Telephone No. (515) 324-1327
                           Telecopy No. (515) 324-2155

         Buyer:            Morton Industrial Group, Inc.
                           1021 West Birchwood
                           P.O. Box 429
                           Morton, Illinois  61550
                           Attention: William D. Morton, President
                           Telecopy No.: (309) 263-1841

         With a Copy to:   Gene A. Petersen, Esq.
                           Husch & Eppenberger
                           101 S.W. Adams, Suite 800
                           Peoria, Illinois  61602
                           Telecopy No.: (309) 637-4928

         10.5 JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the States of Illinois or Iowa, or, if it has or can acquire jurisdiction, in any United States District Court located in either of those states, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

         10.6 FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         10.7 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instances for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         10.8 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         10.9    SCHEDULES.

         (a) The disclosures in the schedules to this Agreement, and those in any supplement thereto, must relate only to the representations and warranties in the section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

         (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the schedules to this Agreement (other than an exception set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

         10.10 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this agreement and their successors and assigns.

         10.11 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         10.12 SECTION HEADINGS; CONSTRUCTION. The headings of sections of this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Sections" refer to the corresponding sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         10.13 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         10.14 GOVERNING LAW. This Agreement will be governed by and construed under the laws of the State of Illinois without regard to conflicts of laws principles.

         10.15 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         11.      DEFINITIONS

         For purposes of this Agreement, the following terms shall have the meanings specified or referred to in this Section 11.

         "Acquired Companies" -- The Company and its Subsidiaries, if any, collectively.

         "Adjustment Amount" -- As defined in Section 1.5.

         "Applicable Contract" -- Any Contract (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by any Acquired Company is or may become bound.

         "Balance Sheet" -- As defined in Section 2.4.

         "Best Efforts" -- The efforts that a prudent person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

         "Breach" -- A "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by a Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

         "Buyer" -- As defined in the first paragraph of this Agreement.

         "Closing" -- As defined in Section 1.3.

         "Closing Date" -- The date and time as of which the Closing actually takes place.

         "Code" -- The Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code of 1986, as amended, or any successor law.

         "Company" -- Carroll George, Inc.

         "Consent" -- Any approval, consent, ratification, waiver, or other authorization (including any governmental Authorization).

         "Contemplated Transactions" -- All of the transactions contemplated by this Agreement, including without limitation: (a) the sale of the Shares by Sellers to Buyer; (b) the execution, delivery, and performance of the Employment Agreement, the Noncompetition Agreement, and the Sellers' Releases; (c) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement; (d) Buyer's acquisition and ownership of the Shares and exercise of control over the Acquired Companies; and (e) Buyer's acquisition and ownership of the remaining 870 shares of the Company from its other stockholders.

         "Contract" -- Any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "Damages" -- As defined in Section 9.2.

         "Employment Agreements" -- As defined in Section 1.4(a)(iii).

         "Encumbrances" -- Any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership.

         "Environment" -- Soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

         "Environmental, Health, and Safety Liabilities" -- Any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and relating to:

         (a) Any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

         (b) Fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

         (c) Financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law of Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by an Governmental Body or any other Person) and for any natural resource damages; or

         (d) Any other compliance, corrective, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial," and "response action" will include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA").

         "Environmental Law" -- Any Legal Requirement in effect on or prior to Closing designed:

         (a) To advise appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations or discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

         (b) To prevent or acceptably minimize the release of pollutants or hazardous substances or materials into the Environment;

         (c) To reduce the quantities, prevent the release, and minimize the hazardous characteristics of wastes that are generated;

         (d) To assure that products are designed, formulated, packaged, or used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

         (e)      To protect resources, species, or ecological amenities;

         (f) To acceptably minimize the risks inherent in transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

         (g) To clean up pollutants that have been released, prevent the threat of release, or pay the costs of such clean up or prevention; or

         (h) To make responsible parties pay private parties, or groups of them, for damages done to their health or Environment, or to permit self-appointed representatives of the public interest to recover for injuries done to public assets.

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

         "ERISA" -- The Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "Facilities" -- Any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company (or any predecessor Person) and any buildings, plants, structures, or equipment currently or formerly owned, leased, or operated by any Acquired Company (or any predecessor Person).

         "GAAP" -- Generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 2.4(b) were prepared.

         "Governmental Authorization" -- Any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "Governmental Body" -- Any:

         (a) Nation, state, county, city, town, village, district, or other jurisdiction of any nature;

         (b) Federal, state, local, municipal, foreign, or other government;

         (c) Governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

         (d) Multi-national organization or body; or

         (e) Body exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "Hazardous Activity" -- The distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of hazardous materials in, or under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.

         "Hazardous Materials" -- Includes any (i) "hazardous substance," "pollutants," or "contaminant" (as defined in Sections 101(14), (33) of CERCLA or the regulations designated pursuant to Section 102 of CERCLA and found at 40 C.F.R. Section 302), including any element, compound, mixture, solution, or substance that is or may be designated pursuant to Section 102 of CERCLA; (ii) substance that is or may be designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act, as amended (33 U.S.C. Sections 1251, 1321(b)(2)(A)) ("FWPCA"); (iii) hazardous waste having the characteristics identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, 6921) ("RCRA") or having characteristics that may subsequently be considered under RCRA to constitute a hazardous waste; (iv) substance containing petroleum, as that term is defined in Section 9001(8) of RCRA; (v) toxic pollutant that is or may be listed under Section 307(a) of FWPCA; (vi) hazardous air pollutant that is or may be listed under Section 112 of the Clean Air Act, as amended (42 U.S.C. Sections 7401, 7412); (vii) imminently hazardous chemical substance or mixture with respect to which action has been or may be taken pursuant to Section 7 of the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601, 2606); (viii) source, special nuclear, or by-product material as defined by the Atomic Energy Act of 1954, as amended (42 U.S.C.
Section 2001 et seq.); (ix) asbestos, asbestos-containing material, or urea formaldehyde or material that contains it; (x) waste oil and other petroleum products; and (xi) any other toxic materials, contaminants, or hazardous substances or wastes pursuant to any Environmental Law.

         "Indemnified Persons" -- As defined in Section 9.2.

         "Intellectual Property Assets" -- As defined in Section 2.22.

         "Interim Balance Sheet" -- As defined in Section 2.4.

         "IRS" -- The United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "Knowledge" -- An individual will be deemed to have "Knowledge" of a particular fact or other matter if:

         (a) Such individual is actually aware of such fact or other matter; or

         (b) A prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

         "Legal Requirement" -- Any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

         "Noncompetition Agreement" -- As defined in Section 1.4(a)(iv).

         "Occupational Safety and Health Law" -- Any Legal Requirement in effect on or prior to Closing designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         "Order" -- Any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "Ordinary Course of Business" -- An action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

         (a) Such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

         (b) Such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

         (c) Such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

         "Organizational Documents" -- (a) the articles or certificate of incorporation and the by-laws of the corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

         "Person" -- Any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Body.

         "Plan" -- As defined in Section 2.13.

         "Proceeding" -- Any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "Related Person" -- With respect to a particular individual:

         (a)      Each other member of such individual's Family;

         (b) Any Person that is directly or indirectly controlled by any one or more members of such individual's Family;

         (c) Any Person in which members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

         (d) Any Person with respect to which one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

         (a) Any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

         (b) Any Person that holds a Material Interest in such specified Person;

         (c) Each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

         (d) Any Person in which such specified Person holds a Material Interest; and

         (e) Any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and
(b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

         "Release" -- Any spilling, leading, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment.

         "Representative" -- With respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "Securities Act" -- The Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "Sellers" -- As defined in the Recitals of this Agreement.

         "Sellers' Releases" -- As defined in Section 1.4.

         "Shares" -- As defined in the second paragraph of this Agreement.

         "Subsidiary" -- With respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

         "Tax" -- Any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Buyer:                                               Sellers:
MORTON INDUSTRIAL GROUP, INC.


By:_____________________________            By:_________________________________
   William D. Morton, President                          GARY L. GEORGE

ATTEST:                                     By:_________________________________
                                                        GLORIA J. GEORGE

By:_____________________________
   Daryl R. Lindemann, Secretary









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


                                TABLE OF CONTENTS

                                                                           PAGE


RECITALS   1

AGREEMENT...................................................................  1
    1.    Sale and Transfer of Shares; Closing..............................  1
          1.1      Shares...................................................  1
          1.2      Purchase Price...........................................  1
          1.3      Closing..................................................  1
          1.4      Closing Obligations......................................  1
          1.5      Adjustment Amount........................................  2
          1.6      Adjustment Procedure.....................................  2
    2.    Representations and Warranties of Sellers.........................  3
          2.1      Organization and Good Standing...........................  3
          2.2      Authority; No Conflict...................................  3
          2.3      Capitalization...........................................  4
          2.4      Financial Statements.....................................  4
          2.5      Books and Records........................................  4
          2.6      Title to Properties; Encumbrances........................  5
          2.7      Condition and Sufficiency of Assets......................  5
          2.8      Accounts Receivable......................................  6
          2.9      Inventory................................................  6
          2.10     No Undisclosed Liabilities...............................  6
          2.11     Taxes....................................................  6
          2.12     No Material Adverse Change...............................  7
          2.13     Employee Benefits........................................  7
          2.14     Compliance with Legal Requirements; Governmental
                   Authorizations........................................... 12
          2.15     Legal Proceedings; Orders................................ 13
          2.16     Absence of Certain Changes and Events.................... 14
          2.17     Contracts; No Defaults................................... 15
          2.18     Insurance................................................ 17
          2.19     Environmental Matters.................................... 18
          2.20     Employees................................................ 19
          2.21     Labor Disputes; Compliance............................... 19
          2.22     Intellectual Property.................................... 20
          2.23     Certain Payments......................................... 22
          2.24     Disclosure............................................... 22
          2.25     Relationships With Related Persons....................... 22
          2.26     Brokers or Finders....................................... 23
    3.    Representations and Warranties of Buyer........................... 23
          3.1      Organization and Good Standing........................... 23
          3.2      Authority; No Conflict................................... 23
          3.3      Investment Intent........................................ 23
          3.4      Certain Proceedings...................................... 23
          3.5      Brokers or Finders....................................... 24
    4.    Covenants of Sellers Prior to Closing Date........................ 24
          4.1      Access and Investigation................................. 24
          4.2      Operation of the Businesses of the Acquired Companies.... 24
          4.3      Negative Covenant........................................ 24
          4.4      Required Approvals....................................... 24

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

          4.5      Notification............................................. 24
          4.6      Payment of Indebtedness by Related Persons............... 25
          4.7      No Negotiation........................................... 25
          4.8      Best Efforts............................................. 25
    5.    Covenants of Buyer................................................ 25
          5.1      Approvals of Governmental Bodies......................... 25
          5.2      Best Efforts............................................. 25
          5.3      Certain Key Employees.................................... 25
          5.4      Manufacturer's Representatives........................... 26
    6.    Conditions Precedent to Buyer's Obligation to Close............... 26
          6.1      Accuracy of Representation............................... 26
          6.2      Sellers' Performance..................................... 26
          6.3      Consents................................................. 26
          6.4      Additional Documents..................................... 26
          6.5      No Proceedings........................................... 26
          6.6      No Claim Regarding Stock Ownership or Sale Proceeds...... 27
          6.7      No Prohibition........................................... 27
          6.8      Other Shares............................................. 27
    7.    Conditions Precedent to Sellers' Obligation to Close.............. 27
          7.1      Accuracy of Representations.............................. 27
          7.2      Buyer's Performance...................................... 27
          7.3      Consents................................................. 27
          7.4      Additional Documents..................................... 27
          7.5      No Injunction............................................ 28
    8.    Termination....................................................... 28
          8.1      Termination Events....................................... 28
          8.2      Effect of Termination.................................... 28
    9.    Indemnification; Remedies......................................... 28
          9.1      Survival................................................. 28
          9.2      Indemnification and Reimbursement by Sellers --
                   Generally................................................ 28
          9.3      Indemnification and Reimbursement by Sellers --
                   Environmental Matters.................................... 29
          9.4      Indemnification and Reimbursement by Buyer............... 30
          9.5      Time Limitations......................................... 30
          9.6      Limitations on Amount -- Sellers......................... 30
          9.7      Limitations on Amount -- Buyer........................... 30
          9.8      Right of Set-Off......................................... 30
          9.9      Procedure for Indemnification -- Third Party Claims...... 31
          9.10     Procedure for Indemnification -- Other Claims............ 32
    10.   General Provisions................................................ 32
          10.1     Expenses................................................. 32
          10.2     Public Announcements..................................... 32
          10.3     Confidentiality.......................................... 32
          10.4     Notices.................................................. 32
          10.5     Jurisdiction; Service of Process......................... 33
          10.6     Further Assurances....................................... 33
          10.7     Waiver................................................... 33
          10.8     Entire Agreement and Modification........................ 33
          10.9     Schedules................................................ 34
          10.10    Assignments, Successors, and No Third-Party Rights....... 34
          10.11    Severability............................................. 34
          10.12    Section Headings; Construction........................... 34
          10.13    Time of Essence.......................................... 34

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          10.14    Governing Law............................................ 34
          10.15    Counterparts............................................. 34
    11.   Definitions....................................................... 34





































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